Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN PEOPLES BANK AND

FINWARD BANCORP AND

DAVID A. BOCHNOWSKI

TABLE OF CONTENTS

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16.	ARBITRATION	15

17.	NO ASSIGNMENT	15

18.	NON-SOLICITATION	16

19.	CONFIDENTIALITY	16

20.	EXECUTION IN COUNTERPARTS	17

21.	JURISDICTION AND GOVERNING LAW	17

22.	SEVERABILITY	18

23.	PRIOR UNDERSTANDINGS	18

24.	CODE SECTION 409A	18

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EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of June 28, 2021(the “Effective Date”), by and between Finward Bancorp (the "Company") and Peoples Bank (“Peoples Bank” and together with the Company, the "Bank" unless otherwise noted) and David A. Bochnowski (the "Executive").

This Agreement supersedes and novates the prior Employment Agreement (and any amendments thereto) between the Company, the Bank and the Executive dated February 26, 2016 (the "Prior Agreement").

W I T N E S S E T H THAT:

WHEREAS, the Bank acting through its Board of Directors ("Board") desires to employ the Executive as its Executive Chairman from and after the Effective Date, and the Executive desires to be employed in such capacity;

NOW, THEREFORE, the Bank and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.          Employment and Term.

(a)       Employment. The Bank shall employ the Executive as its Executive Chairman, and the Executive shall so serve, for the term set forth in Paragraph 1(b).

(b)       Term. The term of the Executive's employment under this Agreement shall commence as of the Effective Date and end twelve (12) calendar months thereafter, subject to earlier termination as provided in Paragraph 7, below. The term of this Agreement shall be hereinafter referred to as the "Term." The parties may mutually agree to extend the Agreement for an additional twelve months (a Renewal Term) by written agreement entered into on or before the expiration of the Term.

2.          Duties. During the period of employment as provided in Paragraph l (b) hereof, the Executive shall serve as Executive Chairman of the Bank and have all powers and duties consistent with such position, subject to the reasonable direction of the Board, including (1) assisting the Company and the Bank with their strategic goals and budgeting process, and (2) engaging in community and banking activities supporting the mission of the Company and the Bank. This will include attending up to three bank conferences during the Term. While hours may vary from week to week, it is expected that Executive will spend approximately 700 hours per year on his duties as an employee. Except as specifically set forth in Paragraph 6, Executive will be a non-benefit eligible employee. The Executive will be provided suitable office space and logistical support (with the office space on the same floor as other executives of the Company). The Executive shall also continue to serve and be nominated to serve during the Term as Chairman of the Board of the Company and the Bank, subject to the election of the applicable shareholders. The Executive shall devote his best efforts to fulfill faithfully, responsibly and to the best of his ability his duties hereunder; provided, however, that with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of the Executive's duties, or will not violate any applicable statute or regulation. The Executive shall keep track of his time and expenses spent on the affairs of the Company and shall so advise the Bank so as to allow for a proper allocation of the Executive's salary and expenses between the Company and the Bank.

3.          Salary.

(a)    Base Salary. For services performed by the Executive for the Bank pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Bank shall pay the Executive a base salary at the rate of One Hundred Forty Thousand Dollars ($140,000.00) per year, payable in substantially equal installments in accordance with the Bank's regular payroll practices. The Executive's base salary (with any increases under paragraph (b), below) shall not be subject to reduction, except that prior to a Change of Control, the Bank may decrease the Executive's base salary if the consolidated operating results of the Company are significantly less favorable than those achieved for the fiscal year ended December 31, 2020, or the Bank makes similar decreases in the base salaries it pays to the other executive officers of the Bank. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Bank (including those under Paragraphs 4 and 5) or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

(b)    Salary Increases or Decreases. During the period of employment as provided in Paragraph 1(b) hereof, the base salary of the Executive shall be reviewed no less frequently than annually by the Board to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance of the Bank or decreased under the circumstances permitted in Paragraph 3(a). If it is determined that an increase or decrease is merited, such increase or decrease shall be promptly put into effect and the base salary of the Executive as so increased or decreased shall constitute the base salary of the Executive for purposes of Paragraph 3(a).

(c)    Expenses, Automobile and Organizations. The Bank shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his services under this Agreement. The Bank further agrees to provide the Executive with the full time use of an automobile of a make and model selected by the Executive, not more than two years old, commensurate with his position and as approved by the Compensation Committee of the Board of Directors. Subject to the approval of the Board of Directors of the Bank, the Bank shall reimburse the Executive for all initiation fees and dues associated with membership in professional, social, civic and service organizations which the Executive joins or has joined and which membership, in whole or in part, furthers the interests of or promotes the interests of the Bank or assists the Executive in business relationships on behalf of the Bank.

4.          Cash Incentive. During the Term, the Executive shall be eligible to receive a Cash Incentive as may be set by Board.

5.          Equity Incentive Compensation. During the Term, the Executive shall be eligible to participate, in an appropriate manner relative to other senior executives of the Bank in any equity-based incentive compensation plan or program approved by the Board from time to time, including (but not by way of limitation) the Company's 2015 Stock Option and Incentive Plan.

6.           Other Benefits.

(a)    Insurance Plans. The Bank agrees to continue funding all premiums as they become due pursuant to the following insurance policies under which the Executive is an insured until the end of the Term.

Company/Policy No.		Death Benefit Amount

Symetra Universal Life Insurance	Universal Life Insurance	$500,000
Policy No. [redacted]

Jackson National Life Insurance Co.	Universal Life Insurance	$250,000*
Policy No. [redacted]

*Face amount of Death Benefit

Notwithstanding the above, in the event of Executive’s discharge without Cause or resignation for Good Reason in connection with a Change in Control (as defined in paragraph 8(c)) of the Company or Peoples Bank, the Bank agrees to pay the Executive the amount of all such future premiums on the above policies as shall be reasonably expected to become due before the end of the Term prior to the end of the Term, subject to the payment terms set forth in Paragraph 9(c) of this Agreement. In the event such payment is made, the Bank shall be relieved of its obligation to continue funding premiums as they become due. The Executive is solely responsible for any tax on the benefits described in this paragraph and shall consult his tax advisor regarding the same.

(b)    Other. As a non-benefit eligible employee, the Executive shall only be entitled to participate in those various benefit and executive perquisite plans, programs and arrangements specifically referenced in Paragraphs 3-6 of this Agreement.

7.          Termination. Unless this Agreement is earlier terminated in accordance with the following provisions of this Paragraph 7, the Bank shall continue to employ the Executive and the Executive shall remain employed by the Bank during the entire Term of this Agreement as set forth in Paragraph 1(b). Paragraph 9 hereof sets forth certain obligations of the Bank in the event that the Executive's employment hereunder is terminated. Certain capitalized terms used in this Agreement are defined in Paragraph 8, below.

(a)    Death or Disability. Except to the extent otherwise provided in Paragraph 9, this Agreement shall terminate immediately (a Date of Termination) in the event of the Executive's death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled if he, with or without reasonable accommodation: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. In accordance with Paragraph 14, the Bank shall promptly give the Executive written notice of any such determination of the Executive's disability and of any decision of the Bank to terminate the Executive's employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3(a) hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Bank.

(b)    Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause. Except to the extent otherwise provided in Paragraph 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 15 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date, which may be as early as the date of the giving of such notice. In the case of a discharge of the Executive for Cause, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that, in the reasonable and good faith opinion of the Board, the Executive was guilty of conduct constituting Cause. No purported termination of the Executive's employment for Cause shall be effective without a Notice of Termination.

(c)    Termination for Other Reasons. The Bank may discharge the Executive for reason other than Cause by giving written notice to the Executive in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination. The Executive may resign from his employment, without liability to the Bank, by giving written notice to the Bank in accordance with Paragraph 15 at least thirty (30) days prior to the Date of Termination. Notwithstanding the foregoing, if the Executive resigns for Good Reason, the Executive must provide notice of resignation within ninety (90) days of the occurrence of the event constituting Good Reason and the Bank shall have thirty (30) days to cure, to the Executive's reasonable satisfaction, the event constituting Good Reason. If the Bank fails to cure the event of Good Reason within thirty (30) days, the Executive's resignation shall become effective thirty (30) days after the expiration of the cure period. No payment under this Agreement shall be made upon the occurrence of Executive’s resignation for Good Reason except to the extent that Good Reason for Executive’s separation from service has occurred for purposes of Code Section 409A. Except to the extent otherwise provided in Paragraph 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for reasons other than Cause or resigns.

8.          Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)         "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's base salary under Paragraph 3(a) through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any unused vacation, expense reimbursements (regardless of whether a claim for such has yet been filed) and other cash entitlements due the Executive as of the Date of Termination. For the purpose of this Paragraph 8(a), dollar amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued unless it has been specifically approved by the Board in accordance with the applicable plan, program or policy.

(b)         "Cause" shall mean: (i) the failure of Executive to perform Executive's duties pursuant to this Agreement (other than such failure resulting from incapacity due to physical or mental illness), which failure to perform constitutes gross negligence or willful misconduct by the Executive, after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties; (ii) the commission by Executive of an act of malfeasance, dishonesty, fraud, or breach of trust against the Bank or any of its affiliates, employees, customers, or vendors, resulting or intended to result in substantial gain or personal enrichment to which Executive was not legally entitled; or (iii) Executive's indictment, conviction of, or plea of guilty or no contest to any felony or crime of moral turpitude. For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Bank.

(c)         Change of Control" shall mean any of the following:

(i)          a change in the ownership of the Company or Peoples Bank, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company or Peoples Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Peoples Bank. Such acquisition may occur as a result of a merger of the Company or Peoples Bank into another entity which pays consideration for the shares of capital stock of the merging Company or Peoples Bank. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Peoples Bank, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or Peoples Bank (or to cause a change in the effective control of the Company or Peoples Bank within the meaning of subsection (ii)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company or Peoples Bank acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company or Peoples Bank (or issuance of stock of the Company or Peoples Bank) and stock in the Company or Peoples Bank remains outstanding after the transaction.

(ii)         a change in the effective control of the Company or Peoples Bank, which shall occur only on either of the following dates:

(1)    the date any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Peoples Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Company or Peoples Bank.

(2)    the date a majority of members of the Company's board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Company or Peoples Bank, the acquisition of additional control of the Company or Peoples Bank by the same person or persons is not considered to cause a change in the effective control of the Company or Peoples Bank (or to cause a change in the ownership of the Company or Peoples Bank within the meaning of subsection (i) of this section).

(iii)        a change in the ownership of a substantial portion of the Bank's assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer. A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to -

(1)    a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)    an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(3)    a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(4)    an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person's status is determined immediately after the transfer of the assets.

(iv)       For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or Peoples Bank; provided, however, that they will not be considered to be acting as a group if they are owners of an entity that merges into the Company or Peoples Bank where the Company or Peoples Bank is the surviving corporation.

Notwithstanding any other provision of this Agreement, with respect to any payment or benefit described herein that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), no Change in Control shall be deemed to have occurred unless such event constitutes a Change in Control under Code Section 409A.

(d)         "Date of Termination" shall mean (i) in the event of a discharge of the Executive by the Board for Cause, the date specified in such Notice of Termination, (ii) in the event of a discharge of the Executive without Cause or a resignation by the Executive other than for Good Reason, the date specified in the written notice to the Executive (in the case of discharge) or the Bank (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (iii) in the event of a resignation by the Executive for Good Reason, thirty (30) days after the expiration of the cure period set forth in Paragraph 7(c), (iv) in the event of the Executive's death, the date of the Executive's death, (v) in the event of termination of the Executive's employment by reason of disability pursuant to Paragraph 7(a), the date the Executive receives written notice of such termination, and (vi) upon termination of this Agreement due to a Change in Control, the date of such Change in Control.

(e)         "Good Reason" shall mean any of the following: (A) the failure to re- elect the Executive as Executive Chairman and as Chairman of the Board of Directors of the Company or the Bank with full voting rights, (B) assignment of duties inconsistent with the Executive's position, authority, duties or responsibilities as set forth in Paragraph 2, or any other action by the Bank which results in a substantial diminution of such position, authority, duties or responsibilities, or (C) any substantial failure by the Bank to comply with any of the provisions of this Agreement; provided, however, that actions taken by the Board of Directors of the Bank under subparagraphs (A) and (B) by reason of the Executive's inability to perform the responsibilities contemplated by those sections because of a physical or mental injury or disease shall not be deemed "Good Reason." Expiration of the Term of this Agreement (or failure to enter into a Renewal Term) shall not constitute Good Reason.

(f)         The Executive shall have a "Termination of Employment" if there is a termination of services provided by the Executive to the Bank, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Board in accordance with Treas. Reg. §1.409A-1 (h). In determining whether an Executive has experienced a Termination of Employment, the following provisions shall apply:

1)         To the extent the Executive provides services to the Company or Peoples Bank solely as an employee, except as otherwise provided in part (3) of this subsection, a Termination of Employment shall occur when the Executive has experienced a termination of employment with the Employer. The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Executive will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than 36 months). If the Executive provides services for the Employer as both an employee and as a director, to the extent permitted by Treas. Reg. §1.409A-l(h)(5) the services provided by the Executive as a director shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as an employee.

2)         For the purpose of determining whether the Executive has experienced a Termination of Employment, the term "Employer" shall mean:

(I)      The entity for which the Executive performs services and with respect to which the legally binding right to compensation deferred or contributed under this Agreement arises; and

(II)     All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, an ownership threshold of at least 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

Any reference in this Agreement to a "termination of employment," severance from employment, separation from employment, resignation or discharge otherwise entitling the Executive to payment hereunder shall be deemed to mean a Termination of Employment; provided, however, that with respect to any benefit or payment described in this Agreement which is subject to Code Section 409A, no Termination of Employment shall occur unless a separation from service under Code Section 409A has occurred.

9.          Obligations of the Bank Upon Termination. The following provisions describe the obligations of the Bank to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Bank or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Bank or any of its subsidiaries:

(a)         Death. In the event of the death of the Executive, the Bank shall pay to his heirs or estate all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation or incentive compensation, shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.

(b)         Discharge for Cause or Resignation Without Good Reason. Upon the Executive's Termination of Employment by reason of his discharge by the Bank for Cause, or upon the Executive's Termination of Employment by reason of his resignation other than for Good Reason, the Bank shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation or incentive compensation, shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.

(c)         Discharge Without Cause or Resignation with Good Reason. In the event of the Executive's Termination of Employment by reason of the discharge of the Executive by the Bank without Cause, or by reason of the resignation of the Executive for Good Reason, and contingent upon Executive timely executing an effective general release and waiver of all known and unknown claims in a form and substance acceptable to the Company (the “Separation and Release Agreement”), then the Bank shall pay to Executive, or his heirs or estate in the event of the Executive's death, in addition to the compensation and benefits described in paragraph (a), the following benefits:

(i)       Payment in a lump sum of an amount equal to two (2) times the Executive's then-current base salary as in effect prior to the termination,

(ii)      Payment in a lump sum of an amount equal to two (2) times the prorated amount of Executive’s most recent annual bonus. For purposes of clarification, the prorated bonus amount from which this payment is calculated shall be thirty-four percent (34%) of the cash bonus Executive received for 2020 performance,

(iii)      Continuation, for a period of eighteen (18) months after the Date of Termination, of benefits and senior executive perquisites at least equal to those which would have been provided if the Executive's employment had continued pursuant to this Agreement for that time, subject to the terms of the applicable plans and policies, and;

(iv)      A payment equal to that described in Paragraph 6(a) as necessary to fund the future premiums during the remainder of the Term on such insurance policies as shall be reasonably expected to become due prior to the end of the Term.

The amounts payable under paragraphs (c)(i), (ii), and (iv) shall be paid on the first payroll date following sixty (60) days after Executive’s Date of Termination only if Executive: (A) signs the Separation and Release Agreement and any revocation period applicable to the Separation and Release Agreement has lapsed without any such revocation before the 60th day after Executive’s Date of Termination; and (B) does not breach any provision herein or in any separate agreements (including but not limited to the Separation and Release Agreement) with the Company. No payment under this Paragraph 9(c) shall be due or payable to Executive if he fails to time deliver to the Company an executed Separation and Release Agreement, he revokes any portion thereof, any applicable revocation period has not lapsed within 60 days of his Date of Termination or Executive breaches any provision herein or any separate agreements with the Company. To the extent any benefits or perquisites provided under paragraph (c)(iii) provide for reimbursements of expenses incurred by the Executive, or in-kind benefits, the following conditions must be satisfied:

(1)     The benefit or perquisite must provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided;

(2)     The benefit or perquisite must provide for the reimbursement of expenses incurred or for the provision of the in-kind benefits during an objectively and specifically prescribed period;

(3)     The benefit or perquisite must provide that the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive's taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year;

(4)     The reimbursement of an eligible expense must be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred; and

(5)     The right to reimbursement or in-kind benefit must not be subject to liquidation or exchange for another benefit.

(d)        Disability. In the event of the disability of the Executive, then the Bank shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation, shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive. In addition, the Bank shall pay to the Executive the following benefits:

(i)

Cash compensation between the Date of Termination and the expiration of the Term equal to sixty-six percent (66%) of the then current base salary payable at such time as compensation is payable to employees of the Bank generally;

(ii)

Cash compensation equal to sixty-six percent (66%) of the most recent annual bonus received by the Executive, payable at such time as the annual bonus is payable to employees of the Bank generally; and

(iii)

Continuation of benefits and senior executive perquisites at least equal to those which would have been provided if the Executive's employment had continued pursuant to this Agreement for that time as the cash compensation in (i) continues (payable in accordance with the same rules as apply to those benefits payable under Paragraph 9(c)(iii)).

Notwithstanding the foregoing, the payments due under this section following the Executive's Date of Termination due to disability shall be offset dollar-for-dollar by the amount of disability payments paid to the Executive for periods following the Date of Termination in accordance with any disability policy or program of the Bank. Notwithstanding the foregoing or any other term of this Agreement, with respect to any benefit or payment described herein which is subject to Code Section 409A, no payment upon the occurrence of the Executive’s disability shall occur unless the Executive is disabled in accordance with Code Section 409A.

(e)        Level of Bonus and Welfare Benefits after a Change of Control. In the event of Executive’s discharge without Cause or resignation for Good Reason in connection with a Change of Control, the phrase "would have been provided if the Executive's employment had continued for that time" as used in paragraph (c)(iii) shall be replaced by the phrase "were provided to the Executive immediately prior to the Change of Control;" provided, however, that this paragraph (e) shall not apply to (c)(iii) if the benefits the Executive would receive under (c)(iii) would be greater without the application of this paragraph (e).

(f)        Continuing Obligations After Termination. If the Executive's employment with the Bank terminates for any reason, the Bank's obligations and the Executive's obligations under Paragraphs 9 through 24 shall continue after termination of the employment relationship.

(g)         Six Month Delay. To the extent the Executive is a "specified employee" (as defined below) as of his Termination of Employment, any payments of “deferred compensation” (as that term is defined in Section 409A due to the Executive as a result of his Termination of Employment shall, to the extent required under Code Section 409A, begin no sooner than six months after the Executive's Termination of Employment; provided, however, that any payments not made during the six month period described in this subsection (g) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six month period. For purposes of this Agreement, the term "specified employee" shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i) and shall include, without limitation, (1) an officer of the Bank or the Company having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Bank or the Company, or (3) a one percent owner of the Bank or the Company having annual compensation of more than $150,000. The determination of whether the Executive is a "specified employee" shall be made by the Bank in good faith applying the applicable Treasury regulations.

10.        Certain Reduction of Payments by the Bank. Notwithstanding Paragraph 9 of this Agreement, the payments or benefits to be made or afforded to Executive under this Agreement when aggregated with any other "parachute payments" (defined under Section 280G of the Code) as compensation that becomes payable or accelerated due to a Change of Control payable under any plans, agreements, or policies of the Company or Peoples Bank, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and the Company or Peoples Bank loses all or part of its compensation deduction for such payments. The Executive and the Bank shall jointly determine the allocation of the reduction required hereby among the benefits to which the Executive is entitled.

11.        No Set-Off or Mitigation. The Bank's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, bankers right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.        Indemnification and Joint Obligation. To the fullest extent permitted by law, the Bank shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' and experts' fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Bank or any of its subsidiaries. The Company and Peoples Bank are jointly and severally liable to provide the payment of all compensation, payments and/or benefits due to the Executive or his beneficiaries under this Agreement or any of the plans, programs or arrangements referred to hereby.

13.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company and Peoples Bank. Peoples Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Peoples Bank and the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Peoples Bank and the Company in accordance with the operation of law, and such successor shall be deemed the "Bank", “Peoples Bank” or the "Company," as appropriate, for purposes of this Agreement.

14.        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Bank, to:

Peoples Bank

9204 Columbia Avenue

Munster, Indiana 46321

Attention: Corporate Secretary

If to the Executive, to:

David A. Bochnowski

[Address redacted]

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

15.        Tax Withholding. The Bank shall provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Bank to or for the benefit of the Executive under this Agreement or otherwise. The Bank may, at its option: (a) withhold such taxes from any cash payments owing from the Bank to the Executive, (b) require the Executive to pay to the Bank in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

16.        Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration at a mutually agreed site in accordance with the laws of the State of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Bank. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

17.        No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

18.        Non-solicitation. The Executive covenants and agrees that during his employment with either the Company or Peoples Bank, and for a period of one (1) year following the Date of Termination, he shall not directly for himself/herself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company (or Peoples Bank): (i) who has access to, or possesses, Confidential Information, trade secrets, or other knowledge regarding the Company (or Peoples Bank) that could give a competitor of the Company (or Peoples Bank) an unfair advantage; (ii) who, within the one year period preceding Executive’s separation from employment, has serviced or established goodwill with the Company’s (or Peoples Bank’s) customers or clients or acquired Confidential Information about those customers or clients; or (iii) who reported directly or indirectly to the Executive during Executive’s last year of employment, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person, business organization or other entity that is in competition with any product or service provided by the Company (or People’s Bank), or any business or activity of the Company (or People’s Bank). Executive further covenants and agrees that during his employment with either the Company or Peoples Bank, and for a period of one (1) year following the Date of Termination, he shall not directly for himself/herself or for any third party, encourage or induce any customer of the Company (or Peoples Bank) to cease doing business with the Company (or Peoples Bank).

19.        Confidentiality.

(a)       The Executive acknowledges and agrees that (i) by virtue of his employment, he has been and will be given access to, and will help analyze, formulate, or otherwise use, Confidential Information (defined below), (ii) the Company (and Peoples Bank) has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s (and Peoples Bank's) business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company (and Peoples Bank), the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Company (and Peoples Bank) hereunder, he has a duty of fidelity, loyalty, and trust to the Company (and Peoples Bank) in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company (and Peoples Bank), the Company’s (and Peoples Bank's) customers or prospective customers, or vendors or suppliers of the Company (and Peoples Bank), and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Company (and People’s Bank). The Executive shall follow all Company (and Peoples Bank) policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b)       The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive's employment with the Company (or Peoples Bank).

(c)       From time to time, the Company (Peoples Bank) may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

(d)       For purposes of this Paragraph 19, the term "Confidential Information" means the

(1)      materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s (or Peoples Bank's) business that are not generally known or available to the Company’s (or People’s Bank's) competitors, or in its (or their) trade, or industry, or to individuals who work therein, other than through a breach of this Agreement; or

(2)      trade secrets of the Bank (as defined in Indiana Code § 24-2-3-2, as amended, or any successor statute).

Confidential Information also includes, but is not limited to: (i) information about the Company’s (and People’s Bank's) employees; (ii) information about the Company’s (or Peoples Bank's) compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by the Company (or Peoples Bank); (iv) Company (or Peoples Bank) customer and prospective customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Company’s (or Peoples Bank's) vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Company’s (or Peoples Bank's) acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Company (or Peoples Bank) in a manner not available to the public or for a purpose beneficial to the Company (or Peoples Bank).

20.        Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

21.        Jurisdiction and Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the conflict of laws provisions of such laws.

22.        Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. Nothing herein shall be construed as requiring the Bank to make any payment which would be prohibited under 12 C.F.R. 359. In the event a payment required under the terms of this Agreement cannot lawfully be made because of the limitations of 12 C.F.R. 359, the obligation to make such payment shall be deferred until such time as the limitations of 12 C.F.R. 359 shall no longer apply. Upon deferring any payment required under this Agreement due to the limitations of 12 C.F.R. 359, the Bank shall provide the Executive with a legal opinion of counsel addressing the exact provisions of 12 C.F.R. 359 which pose the barrier to payment.

23.        Prior Understandings. This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

24.        Code Section 409A. Upon the inclusion of any amount into the Executive's income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A of the Code and the regulations promulgated thereunder. This Agreement is intended to comply with the requirements of Code Section 409A to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements any applicable exceptions. If any provision contained in the Agreement conflicts with the requirements of Code Section 409A (or the exceptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exceptions thereto), and the Company shall have the right to amend the Agreement, as necessary for compliance. In no event whatsoever shall the Company (or Peoples Bank) be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the Company and the Bank have caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

PEOPLES BANK

By: /s/ Donald Fesko

Name: Donald P. Fesko

Title: Chair, Compensation and Benefits Committee

FINWARD BANCORP

By: /s/ Donald Fesko

Name: Donald P. Fesko

Title: Chair, Compensation and Benefits Committee

DAVID A. BOCHNOWSKI

/s/ David A. Bochnowski

[Address redacted]

DMS #20197072